Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2019 First Quarter Results

•	Expanded gross margin to 27.6% on sales of $9.6 million
•	A 13% decrease in operating expenses and improved gross margin drove significant reduction in net loss
•	Backlog increased to $18.8 million; Supports expectations for solid second quarter and full-year revenue growth
•	Reconfirming 2019 goals of mid-teen revenue growth and positive Adjusted EBITDA* for the year
o	Distribution of revenue expected to approximate 35%/65% for 1H/2H 2019

NORTH HUNTINGDON, PA, May 9, 2019 – The ExOne Company (Nasdaq: XONE) (“ExOne” or the “Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the first quarter ended March 31, 2019.

S. Kent Rockwell, ExOne’s Chairman and Chief Executive Officer, stated, “Order activity started strong this year, building backlog in support of our expectations for robust revenue growth for 2019 and reinforcing our excitement around the building momentum for our binder jetting printing technology.  As we told you in March, our revenue in the first quarter was below last year’s first quarter as a result of timing, and we remain confident in our outlook for a strong second quarter.  Importantly, our focus on profitable growth is demonstrated in the measurable reduction in operating expenses and we expect to realize strong operating leverage as we grow through the year.”

He added, “We are enthusiastic about our ongoing new product development efforts.  Our new X1 25PRO™ larger format fine powder direct printing machine is receiving positive reviews during beta tests.  Additionally, development of our new advanced indirect machine is progressing well.  We continue to work closely with customers to identify innovative application opportunities, to further the adoption of binder jetting technology for additive manufacturing.”

First Quarter Revenue – Impacted by Customer Timing

	Quarter Ended
(in millions)	March 31,
Revenue by Product Line	2019		2018		% Change
3D Printing Machines	$3.3	35%	$4.5	38%	(26%)
3D Printed and Other Products, Materials and Services ("Recurring")	6.3	65%	7.4	62%	(15%)
Total Revenue	$9.6	100%	$11.9	100%	(19%)

Consolidated revenue for the 2019 first quarter was $9.6 million and impacted by shipment/acceptance timing as well as $0.4 million due to unfavorable currency exchange rates.

Machine revenue was $3.3 million in the first quarter of 2019, down from the prior-year period, reflecting the impact of timing and product mix.  In the 2019 first quarter, eight machines were sold, of which two were indirect and six were direct printing machines.  This compares with six machines sold in the 2018 first quarter, consisting of three indirect and three direct printing machines.

*See the attached table captioned “Adjusted EBITDA Reconciliation” for an explanation of how ExOne calculates Adjusted EBITDA (non-GAAP) from net loss (most directly comparable GAAP measure).

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

Recurring revenue (3D printed and other products, materials and services) was $6.3 million in the first quarter of 2019, compared with $7.4 million in the first quarter of 2018.  The decrease was primarily due to a lower volume of printing projects at the Company’s direct and indirect service centers, including the impact of the Company’s exit from its Houston facility.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

First Quarter Operations – Realizing Production Efficiency and Operating Leverage
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	Q1 2019	Q1 2018	Change	% Change
Gross profit	$2.6	$2.6	$0.0	1%
Gross margin	27.6%	22.0%
Operating loss	$(5.2)	$(6.4)	$1.2	18%
Net loss	$(4.5)	$(6.4)	$1.9	30%
Diluted EPS	$(0.28)	$(0.40)	$0.12	30%

Gross profit was $2.6 million in the 2019 first quarter, while gross margin expanded 560 basis points to 27.6% compared with the same period in 2018.  The 2019 quarter benefited from improved operating leverage, as well as a reduction in fixed costs resulting from the 2018 global cost realignment initiative.

R&D expense of $2.4 million for the quarter was down $0.4 million, or 13%, compared with the 2018 first quarter, primarily from efficiencies gained from the 2018 global cost realignment initiative and improved resource allocation to maintain strong progress in advancing the Company’s technology.

SG&A expense of $5.4 million was down $0.8 million, or 13%, compared with the 2018 first quarter, also benefiting from the 2018 global cost realignment initiative.

ExOne realized a $0.8 million tax benefit for the quarter resulting from the completion of a tax examination.

Net loss for the quarter was $4.5 million, or $0.28 per share, compared with a $6.4 million net loss, or $0.40 loss per share, in the first quarter of 2018.  The $1.9 million improvement was driven primarily by the Company’s new cost model.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was a $3.6 million loss in the 2019 first quarter, compared with a $4.5 million loss in last year’s first quarter.**  ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results.

**See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended March 31, 2019 and 2018.

Capitalization – Operating Cash Flow Improves

Cash, cash equivalents and restricted cash as of March 31, 2019 were $7.3 million, compared with $9.1 million at December 31, 2018.  There were no borrowings outstanding on the Company’s $15 million credit facility as of March 31, 2019 or December 31, 2018.

Cash used for operating activities during the first quarter of 2019 was $1.4 million, compared with $4.8 million in the first quarter of 2018.  The $3.4 million decrease was driven by a lower net loss and improved working capital.

Cash capital expenditures were $0.4 million and $0.5 million in 2019 and 2018 first quarters, respectively.  In 2019, the Company expects cash capital expenditures of $1 million to $2 million.

Reconfirming 2019 Goals – Revenue Growth Rate in Mid-Teens, Positive Adjusted EBITDA

Mr. Rockwell concluded, “Our visibility into order activity and our improved operating model give us confidence in reconfirming our previously stated 2019 goals for mid-teen revenue growth and positive Adjusted EBITDA.  In addition, as we have previously discussed, we are targeting revenue growth at increasing rates over each of the next several years.  Importantly, we believe we have sufficient capital to execute our plans.  We will continue to invest in innovative new opportunities in a cost efficient manner, advancing our market-leading position in binder jetting technology.”

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

The Company expects 2019 revenue to be distributed approximately 35% in the first half of the year and 65% in the second half.

Webcast and Conference Call

ExOne will host a conference call and live webcast on Thursday, May 9, 2019 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2019 first quarter, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (631) 891-4304.  The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. Eastern Time on the day of the teleconference through Thursday, May 16, 2019.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 10006586, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers.  ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines.  ExOne’s machines serve direct and indirect applications.  Direct printing produces a component; indirect printing makes a tool to produce a component.  ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (“EACs”).  ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products.  The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “goal,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities or EACs; the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and other SEC filings that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Senior Vice President – Corporate Development	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended		%
	March 31,		Change
	2019	2018
Revenue	$9,579	$11,893	(19%)
Cost of sales	6,937	9,277	(25%)
Gross profit	2,642	2,616	1%
Gross margin	27.6%	22.0%
Research and development	2,432	2,795	(13%)
Selling, general and administrative	5,423	6,202	(13%)
	7,855	8,997	(13%)
Operating loss	(5,213)	(6,381)	18%
Interest expense	71	33	115%
Other expense (income) ̶ net	12	(46)	NM
	83	(13)	NM
Loss before income taxes	(5,296)	(6,368)	17%
(Benefit) provision for income taxes	(800)	17	NM
Net loss	$(4,496)	$(6,385)	30%
Net loss per common share:
Basic	$(0.28)	$(0.40)	30%
Diluted	$(0.28)	$(0.40)	30%
Weighted average shared outstanding (basic and diluted)	16,253	16,139

NM:  Not Meaningful

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,446	$7,592
Restricted cash	1,896	1,548
Accounts receivable ̶ net	3,546	6,393
Current portion of net investment in sales-type leases	287	302
Inventories ̶ net	16,361	15,930
Prepaid expenses and other current assets	2,917	2,438
Total current assets	30,453	34,203
Property and equipment ̶ net	41,356	41,906
Net investment in sales-type leases ̶ net of current portion	1,272	1,351
Other noncurrent assets	537	222
Total assets	$73,618	$77,682
Liabilities
Current liabilities:
Current portion of long-term debt	$147	$144
Accounts payable	3,488	4,376
Accrued expenses and other current liabilities	4,397	6,049
Current portion of contract liabilities	5,573	2,343
Total current liabilities	13,605	12,912
Long-term debt ̶ net of current portion	1,326	1,364
Contract liabilities ̶ net of current portion	352	527
Other noncurrent liabilities	296	104
Total liabilities	15,579	14,907
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,284,948 (2019) and 16,234,201 (2018) shares issued and outstanding	163	162
Additional paid-in capital	175,749	175,214
Accumulated deficit	(106,349)	(101,853)
Accumulated other comprehensive loss	(11,524)	(10,748)
Total stockholders' equity	58,039	62,775
Total liabilities and stockholders' equity	$73,618	$77,682

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Quarter Ended
	March 31,
	2019	2018
Operating activities
Net loss	$(4,496)	$(6,385)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	1,165	1,488
Equity-based compensation	439	379
Amortization of debt issuance costs	23	5
(Recoveries) provision for bad debts ̶ net	(73)	9
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	107	16
Loss from disposal of property and equipment ̶ net	—	9
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	2,877	3,467
Decrease in net investment in sales-type leases	87	51
Increase in inventories	(1,576)	(3,486)
Increase in prepaid expenses and other assets	(509)	(1,351)
(Decrease) increase in accounts payable	(793)	1,244
Decrease in accrued expenses and other liabilities	(1,748)	(511)
Increase in contract liabilities	3,122	219
Net cash used for operating activities	(1,375)	(4,846)
Investing activities
Capital expenditures	(347)	(483)
Proceeds from sale of property and equipment	—	25
Net cash used for investing activities	(347)	(458)
Financing activities
Payments on long-term debt	(36)	(35)
Proceeds from exercise of employee stock options	165	—
Taxes related to the net share settlement of equity-based awards	(68)	—
Debt issuance costs	—	(188)
Other	(5)	(4)
Net cash provided by (used for) financing activities	56	(227)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(132)	209
Net change in cash, cash equivalents, and restricted cash	(1,798)	(5,322)
Cash, cash equivalents, and restricted cash at beginning of period	9,140	22,178
Cash, cash equivalents, and restricted cash at end of period	$7,342	$16,856

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$819	$814
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$—	$113
Property and equipment included in accounts payable	$23	$49
Property and equipment included in accrued expenses and other current liabilities	$7	$50
Property and equipment acquired through financing arrangements	$—	$14
Debt issuance costs included in accrued expenses and other current liabilities	$—	$76

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The ExOne Company Reports 2019 First Quarter Results

May 9, 2019

The ExOne Company

Additional Information

(Unaudited)

	Quarter Ended
	March 31,
	2019	2018
3D printing machine units sold:
Direct	6	3
Indirect	2	3
	8	6

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Quarter Ended
	March 31,
	2019	2018
Net loss	$(4.5)	$(6.4)
Interest expense	0.1	0.0
(Benefit) provision for income taxes	(0.8)	0.0
Depreciation and amortization	1.2	1.5
Equity-based compensation	0.4	0.4
Other expense (income) ̶ net	0.0	(0.0)
Adjusted EBITDA	$(3.6)	$(4.5)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, (benefit) provision for income taxes, depreciation and amortization, equity-based compensation, and other expense (income) – net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP.   The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net income (loss) reported in accordance with GAAP.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results.  Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA.  ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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